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                      Press Release
   For immediate release

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   Invesco Ltd. Announces April 30, 2010
       Assets Under Management

  Investor Relations Contact: Jordan Krugman          404-439-4605
  Media Relations Contact: Doug Kidd                       404-479-2922

Atlanta, May 11, 2010 --- As previously mentioned on the first quarter 2010 earnings call, Invesco is now including an additional $38.1 billion of assets under management in our disclosures in an effort to align with industry standards and to present our business in a consistent and complete manner.  Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management of $456.9 billion. Preliminary average assets under management during April were $456.8 billion, a 1.6% increase from the first quarter 2010 of $449.6 billion.  Q4 2009 average assets were $438.4 billion.

Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market (b)	Alternatives
Apr 30, 2010 (a)	$401.2	$169.0	$74.8	$39.4	$69.3	$48.7
Mar 31, 2010	$402.0	$163.1	$74.3	$42.2	$72.6	$49.8
Feb 28, 2010	$397.9	$155.9	$72.3	$40.7	$80.3	$48.7
Jan 31, 2010	$397.9	$155.7	$73.0	$40.8	$80.0	$48.4
Assets Under Management – ETF and Passive
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market (b)	Alternatives
Apr 30, 2010 (a)	$55.7	$36.0	$4.8	$0.0	$0.0	$14.9
Mar 31, 2010	$55.7	$35.7	$3.5	$0.0	$0.0	$16.5
Feb 28, 2010	$50.0	$30.1	$4.5	$0.0	$0.0	$15.4
Jan 31, 2010	$47.6	$28.3	$4.4	$0.0	$0.0	$14.9
Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market (b)	Alternatives
Apr 30, 2010 (a)	$456.9	$205.0	$79.6	$39.4	$69.3	$63.6
Mar 31, 2010	$457.7	$198.8	$77.8	$42.2	$72.6	$66.3
Feb 28, 2010	$447.9	$186.0	$76.8	$40.7	$80.3	$64.1
Jan 31, 2010	$445.5	$184.0	$77.4	$40.8	$80.0	$63.3
(a) Preliminary – subject to adjustment.
(b) Preliminary - ending money market AUM includes $65.8 billion in institutional money market AUM and $3.5 billion in retail money market AUM.

In order to help facilitate the transition to the new asset disclosure we have included a table of historical total net revenue yield, excluding performance fees, for Q1 2010 and Q4 2009.

Net Revenue Yield Ex. Performance Fees
	Assets Under Management	ETF & Passive	Total Assets Under Management
Q1 2010	52.6 bps	14.4 bps	48.3 bps
Q4 2009	53.7 bps	15.1 bps	51.0 bps

Invesco is a leading independent global investment management company, dedicated to helping people worldwide build their financial security.  By delivering the combined power of our distinctive worldwide investment management capabilities, Invesco provides a comprehensive array of enduring investment solutions for retail, institutional and high net worth clients around the world.  Operating in 20 countries, the company is listed on the New York Stock Exchange under the symbol IVZ. Additional information is available at www.invesco.com.